U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C. 20549

             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                Section 17(a)
  of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940

FORM 5
Check box if no longer subject
to Section 16. Form 4 or Form 5
obligations may continue.
See instructions 1(b).
Form 3 Holdings Reported
Form 4 Transactions Reported

1. Name and Address of Reporting Person*

   Kikis       Peter       T.
   _______________________________
   (Last)      (First)     (Middle)

   c/o Command Security Corporation
   Route 55, Lexington Park
   _______________________________
   (Street)

   Lagrangeville   NY        12540
   _______________________________
   (City)          (State)   (Zip)


2. Issuer Name and Ticker or Trading Symbol

   COMMAND SECURITY CORPORATION (CMMD)


3. IRS or Social Security
   Number of Reporting Person
   (Voluntary)


4. Statement for
   Month/Year

   March 1999


5. If Amendment, Date of Original
   (Month/Year) ____________________


6. Relationship of Reporting
   Person to Issuer
   (Check all applicable)

   _X_  Director        ______10% Owner
   ___  Officer         ______Other
        (give title           (specify
        below)                below)

        _______________________________


7. Individual or Joint/Group Filing
   (Check applicable line)
   _X_  Form filed by One Reporting Person
   ___  Form filed by More than One Reporting
        Person


Table I - Non-Derivative Securities, Acquired, Disposed of, or
          Beneficially Owned


1. Title of Security
   (Inst. 3)

   Common Stock


2. Transaction Date

   M/D/Y


3. Transaction Code
   (Inst. 8)


4. Securities Acquired (A) or Disposed of (D)
   (Inst. 3, 4 and 5)

   --------------------------
   Amount   (A) or (D)  Price


5. Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year (Instr. 3 and 4)

   112,500


6. Ownership Form: Direct (D) or Indirect (I)
   (Inst. 4)

   D


7. Nature of Indirect Beneficial Ownership
   (Inst. 4)


*If the form is filed by more than one reporting person,
 see instruction 4(b)(v).
 Reminder: Report on a separate line for each class of
 securities beneficially owned directly or indirectly                 (over)

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g. puts, calls, warrants, options, convertible securities)

 1. Title Derivative Security
    (Inst. 3)

    Warrants

    Conv. Preferred


 2. Conversion or Exercise Price of Derivative Security

    $1.875

    $1.65


 3. Transaction Date
    M/D/Y

    3/31/99


 4. Transaction Code (Inst. 8)

    J*


 5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Inst. 3, 4 and 5)

    (A)     (D)



    80.62 A


 6. Date Exercisable and Expiration Date M/D/Y

    Date Exercisable     Expiration Date

    immed.               9/30/01

    immed.               none


 7. Title and Amount of Underlying Securities
    (Inst. 3 and 4)

    Title          Amount or Number of Shares

    Common         150,000

    Common           8,062


 8. Price of Derivative Security
    (Inst. 5)


 9. Number of Derivative Securities Beneficially Owned at End of Year
    (Inst. 4)

    150,000

    108,832


10. Ownership Form of Derivative Security:
    Direct (D) Indirect (I) (Inst. 4)

    D

    D


11. Nature of Indirect Beneficial Ownership (Inst. 4)


Explanation of Responses:

* Dividend of Series A Convertible Preferred Stock

                          _______________________________    ________________
                          **Signature of Reporting Person    Date

** Intentional misstatements or omissions of fact constitute Federal
   Criminal Violations. See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.